CONTACTS:	Financial Analysts Michael Doherty +1-949-673-1907 mdoherty@trestlecorp.com	Industry Contacts Anthony Taddey +1-310-344-4030 ttaddey@trestlecorp.com
Exhibit 99.1

Trestle Submits 510(k) Application To FDA For Digital Pathology Whole Slide Imaging System As A Class II Device

IRVINE, Calif.—October 21, 2005—Trestle Holdings Inc. (OTCBB:TLHO), a major supplier of digital imaging systems and services for use in clinical pathology, drug safety and discovery, has submitted a pre-market notification or 510(k) with the US Food and Drug Administration (FDA) for clearance of its digital pathology whole-slide imaging System as a Class II device.

This submission specifically seeks to qualify the use of the Company’s proprietary and patented technology for performing primary clinical diagnoses as substantially equivalent to other devices used for this purpose. To date, this and other digital pathology imaging systems available in the market have been limited to usage only in the areas of research, education and in performing secondary diagnostic consultations. Further, the submission covers the complete imaging System including Trestle’s image capture hardware device and its intelligent software drivers. These software applications include a patented Region of Interest Detection technology, a Focal Mapping technology and a Digital Image Archiving and Clinical Workflow Management technology. Trestle intends to make additional equivalency submissions in the future to allow similar clearance for other imaging platforms in its product portfolio.

This submission is supported by clinical data derived from Trestle’s recently completed Clinical Validation Study under the auspices of The University of Pittsburgh and The University of Pittsburgh Medical Center. This study was designed to provide data regarding the equivalency of its digital whole-slide imaging technology to traditional microscopy. The study demonstrated equivalency in using this technology in performing primary clinical diagnoses when compared to diagnoses performed using traditional microscopes and glass slides.

The study encompassed three separate pathologists each reviewing 202 cases aggregating over 1800 slides, both glass and digital, rendering 606 diagnoses. The Clinical Validation Study’s major findings indiciate that no meaningful deviation or bias was introduced by utilizing digital whole-slide images in performing primary diagnoses with a 4.3% discrepancy rate. This compares with a 1.4% to 5.7% discrepancy rate generally associated with rendering second opinions.

Maurizio Vecchione, Trestle’s CEO, stated, “ Our FDA 510(k) Class II submission for our digital imaging platform in performing primary clinical diagnoses further demonstrates our commitment to the expansion and reliable use of digital whole-slide pathology images in various clinical settings. We believe the inability to use such imaging platforms in our industry has been a major hindrance to the growth and maturity of digital pathology imaging. We are committed to digital imaging given its potential to improve clinical workflow and increase efficiency.”

Drazen M. Jukic, MD, PhD, the Study’s Principal Investigator, stated, “All of us involved in performing this Clinical Validation Study are delighted to see its results used to support this FDA submission. We hope to be able to further integrate these technologies and permitted use in performing primary diagnoses into the practicing pathologists’ workflow and help us perform at the level needed in today’s busy and demanding clinical environment.”

About Trestle Holdings Inc.

Trestle Holdings Inc. develops and sells digital pathology imaging and telemedicine applications to the life sciences markets. The Company's products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The Company's live microscopy products allow multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. The Company’s slide scanning and imaging products perform high-speed whole glass slide digitization for virtual microscopy applications. Trestle’s slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment.

SAFE HARBOR STATEMENT

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, the approval or disapproval of our recently submitted FDA 510(k) submission, our efforts to integrate our recently announced acquisition of the assets of InterScope Technologies, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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